EXHIBIT 10.1

INSITE VISION INCORPORATED
2007 PERFORMANCE INCENTIVE PLAN
NON-EMPLOYEE DIRECTOR OPTION GRANT PROGRAM

1.1	Establishment; Purpose

This Non-Employee Director Option Grant Program (this “Program”) is adopted under, and any shares of Common Stock issued with respect to awards granted under this Program after the date of its adoption shall be charged against the applicable share limits of, the InSite Vision Incorporated 2007 Performance Incentive Plan (the “Plan”). The purpose of this Program is to promote the success of the Corporation and the interests of its stockholders by providing members of the Board who are not officers or employees of the Corporation or one of its Subsidiaries (“Non-Employee Directors”) an opportunity to acquire an ownership interest in the Corporation and more closely aligning the interests of Non-Employee Directors and stockholders. Except as otherwise expressly provided herein, the provisions of the Plan shall govern all awards made pursuant to this Program. Capitalized terms are defined in the Plan if not defined herein.

1.2	Participation

Awards under this Program shall be made only to Non-Employee Directors, shall be evidenced by a Notice of Grant substantially in the form attached hereto and shall be further subject to such other terms and conditions set forth therein.

1.3	Annual Option Grants

(a) Initial Option Grant. Upon first being appointed or elected to the Board after the date on which the Board approves this Program, each Non-Employee Director who has not previously served on the Board and has not previously been employed by the Corporation or one of its Subsidiaries shall be granted automatically (without any action by the Board or the Administrator) a nonqualified stock option to purchase 30,000 shares of Common Stock (the “Initial Option”).

(b) Subsequent Annual Option Grant. Each year during the term of the Plan, commencing in December 2007, on the first to occur of (i) the first Board meeting in December of such year, or (ii) December 15 of such year (or, if December 15 of that year is not a trading day, on the immediately succeeding trading day), each Non-Employee Director then in office shall be granted automatically (without any action by the Board or the Administrator) a nonqualified stock option to purchase 30,000 shares of Common Stock (the “Annual Option”); provided, however, that a Non-Employee Director who received an Initial Option grant within the six-month period preceding the grant date of the Annual Option shall not be eligible to receive an Annual Option on such grant date. An individual who was previously a member of the Board, who then ceased to be a member of the Board for any reason, and who then again becomes a Non-Employee Director shall thereupon again become eligible to be granted stock options under this Section 1.3(b).

1.4	Option Price

The purchase price per share of the Common Stock covered by each stock option granted pursuant to this Program shall be 100% of the fair market value (as that term is defined in Section 5.6 of the Plan) of the Common Stock on the date of grant of the option as determined under the applicable provisions of Section 1.3 (the “Award Date”). The exercise price of any stock option granted under this Program shall be paid in full at the time of each purchase in any of the following methods (or combination thereof): (i) cash, check payable to the order of the Corporation, or electronic funds transfer; (ii) subject to compliance with all applicable laws, rules and regulations, and subject to such procedures as the Administrator may adopt, the delivery of previously owned shares of Common Stock or pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards; or (iii) in any other manner authorized by the Administrator pursuant to Section 5.5 of the Plan. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value on the date of exercise.

1.5	Option Period and Exercisability

Each nonqualified stock option granted under this Program and all rights or obligations thereunder shall commence on the Award Date of the award and expire ten (10) years thereafter and shall be subject to earlier termination as provided below. Subject to earlier termination as provided below, each nonqualified stock option granted under this Program shall become vested as to one hundred percent (100%) of the total number of shares of Common Stock subject thereto on the first anniversary of the Award Date. The vesting schedule requires continued service through each applicable vesting date as a condition to the vesting of the applicable installment of a stock option grant and the rights and benefits under this Program. Service for only a portion of the vesting period, even if a substantial portion, will not entitle a Non-Employee Director to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of services as provided in Section 1.6 below. Nothing contained in this Program constitutes a continued service commitment by the Corporation, confers upon a Non-Employee Director any right to remain in service to the Corporation, interferes with the right of the Corporation at any time to terminate such service, or affects the right of the Corporation to increase or decrease a Non-Employee Director’s other compensation.

1.6	Termination of Directorship

Subject to the maximum ten-year term of the option and subject to earlier termination pursuant to Section 7.2 of the Plan, if a Non-Employee Director ceases to be a member of the Board for any reason, the following rules shall apply with respect to any option granted to the Non-Employee Director pursuant to this Program (the last day that the Non-Employee Director is a member of the Board is, except as otherwise provided below, referred to as the Non-Employee Director’s “Severance Date”):

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other than as expressly provided below in this Section 1.6, (a) the Non-Employee Director will have until the date that is three (3) months after his or her Severance Date to exercise such option (or portion thereof) to the extent that it was vested on the Severance Date, (b) such option, to the extent not vested on the Severance Date, shall terminate on the Severance Date, and (c) such option, to the extent exercisable for the three-month period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the three-month period; or

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if the Non-Employee Director’s Severance Date is the result of the death or Total Disability (as defined below) of the Non-Employee Director, (a) the Non-Employee Director will have until the date that is six (6) months after his or her Severance Date to exercise such option, (b) such option, to the extent not vested on the Severance Date, shall terminate on the Severance Date, and (c) such option, to the extent exercisable for the six-month period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the six-month period.

For purposes of this Program, “Total Disability” shall mean a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code and such other disabilities, infirmities, afflictions or conditions as the Administrator by rule may include.

Notwithstanding any other provision of this Section 1.6, if a Non-Employee Director ceases to be a member of the Board (regardless of the reason) but, immediately thereafter, is employed by the Corporation or one of its Subsidiaries, such director’s Severance Date shall not be the date the director ceases to be a member of the Board but instead shall be the last day that the director is either or both (1) a member of the Board and/or (2) employed by the Corporation or a Subsidiary.

1.7	Adjustments; Change in Control Events

Stock options granted under this Program shall be subject to adjustment as provided in Section 7.1 of the Plan, but only to the extent that such adjustment is consistent with adjustments to stock options held by persons other than executive officers or directors of the Corporation (to the extent that persons other than executive officers or directors of the Corporation then hold options). The grant levels reflected in Section 1.3 above shall be automatically adjusted upon the record date for any stock split, reverse stock split, or stock dividend to give effect to such change in capitalization unless otherwise provided by the Board in the circumstances, and may be adjusted in any other circumstances contemplated by Section 7.1 of the Plan. A stock option granted under this Program may vest and become exercisable, and is subject to early termination, in connection with the occurrence of certain events involving the Corporation as provided for in Section 7 of the Plan.

1.8	Plan Provisions; Maximum Number of Shares; Amendments; Administration

Each option granted under this Program shall otherwise be subject to the terms of the Plan (including, without limitation, the provisions of Section 7 of the Plan). If stock option grants otherwise required pursuant to this Program would otherwise exceed any applicable share limit under Section 4.2 of the Plan, such grants shall be made pro-rata to Non-Employee Directors entitled to such grants. The Board may from time to time amend this Program without stockholder approval; provided that no such amendment shall materially and adversely affect the rights of a Non-Employee Director as to an option granted under this Program before the adoption of such amendment. This Program does not limit the Board’s authority to make other, discretionary award grants to Non-Employee Directors pursuant to the Plan. The Plan Administrator’s power and authority to construe and interpret the Plan and awards thereunder pursuant to Section 3.2 of the Plan shall extend to this Program and awards granted hereunder. As provided in Section 3.3 of the Plan, any action taken by, or inaction of, the Administrator relating or pursuant to this Program and within its authority or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons.

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Notice of Grant of Director Stock Option	InSite Vision Incorporated ID: [____________] 965 Atlantic Avenue Alameda, CA 94501

Director:	[Name]	Option Number:	[_______]
	[Address]	Plan:	2007
	[Address]	ID:	[__________]

Effective [___________] (the “Award Date”), you (the “Director”) have been granted a nonqualified stock option (the “Option”) to buy [________] shares1 of Common Stock of InSite Vision Incorporated (the “Corporation”) at a price of $[_______] per share1 (the “Exercise Price”).

The aggregate Exercise Price of the shares subject to the Option is $[__________].1

The Option will become vested as to 100% of the total number of shares of Common Stock subject to the Option on the first anniversary of the Award Date.1, 2

The Option will expire on [_________] (the “Expiration Date”).1, 2

By your signature and the Corporation’s signature below, you and the Corporation agree that the Option is granted under and governed by the terms and conditions of the Corporation's 2007 Performance Incentive Plan (the “Plan”) and the Non-Employee Director Option Grant Program adopted thereunder (the “Program”), which are attached and incorporated herein by this reference. The Option has been granted to you in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to you. Capitalized terms are defined in the Plan if not defined herein or in the Program. You acknowledge receipt of a copy of the Program, the Plan and the Prospectus for the Plan.

InSite Vision Incorporated	Date

[____________]	Date

1 Subject to adjustment under Section 1.7 of the Program.
2 Subject to early termination under Section 1.6 of the Program and Section 7 of the Plan.

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